Exhibit 99.1

CONVERSION SERVICES INTERNATIONAL, INC. BUYS BACK 3,892,355 SHARES OF COMMON STOCK

EAST HANOVER, N.J. (February 2, 2006) – Conversion Services International, Inc. (AMEX: CVN), a premier professional services firm focused on delivering the value in business intelligence, data warehousing and data management solutions to Global 2000 organizations and other businesses, today announced its Board of Directors has authorized the Company to repurchase 3,892,355 shares of its common stock from its largest non-affiliated stockholder, WHRT I Corp., or approximately 7.2% of the Company’s outstanding shares. The bid is being made because the directors of the Company believe that the purchase of this common stock constitutes a good use of the Company’s funds and that the Company and its stockholders will benefit from such an acquisition. The Company reported that the repurchased shares will be used for general corporate purposes.

“We believe that the current share price does not reflect the long term prospects of the Company and therefore represents an excellent opportunity for us,” said Scott Newman, President, Chief Executive Officer and Chairman. “The initiative reflects our commitment to promote long-term stockholder value, while maintaining the flexibility necessary to achieve key business objectives such as continuing to grow our business organically and pursue strategic acquisitions.”

About Conversion Services International, Inc.
Conversion Services International, Inc. (CSI) is a leading provider of professional services focusing on strategic consulting, data warehousing, business intelligence, business process reengineering, as well as integration and information technology management solutions. CSI offers an array of products and services to help companies define, develop, and implement the warehousing and strategic use of both enterprise-wide and specific categories of strategic data. CSI's current customers include ADP, Coach, Goldman Sachs, Liberty Mutual, Merck, Morgan Stanley, Pfizer, and Verizon Wireless. Information about CSI can be found on the web at http://www.csiwhq.com or by calling its corporate headquarters at 888-CSI-5036.

Note on Forward-Looking Statements
Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements may include, without limitation, statements with respect to CSI's plans, objectives, expectations and intentions and other statements identified by words such as "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans" or similar expressions. These statements are based upon the current beliefs and expectations of CSI's management and are subject to significant risks and uncertainties, including the ability of CSI to be in compliance with all applicable American Stock Exchange continued listing requirements, the ability to maintain revenue growth, the ability to locate and acquire other businesses and to successfully integrate such acquisitions, the ability to decrease operating expenses, and those detailed in CSI's filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond CSI's control). CSI undertakes no obligation to update publicly any forward-looking statements.

Contact:
Mitchell Peipert
Vice President and Chief Financial Officer
Conversion Services International, Inc.
973-560-9400 x 2088
mpeipert@csiwhq.com